EXHIBIT 4.4



                                  art.com, Inc.
                             1999 Stock Option Plan

                  art.com, Inc., a Delaware corporation (the "Company"), hereby establishes a stock option plan to be known as the art.com, Inc. 1999 Stock Option Plan (the "Plan"). The Plan shall become effective on the date it is approved by the Board of Directors of the Company (the "Board"), subject to the approval of the Company's shareholders within twelve (12) months after its approval by the Board in accordance with Section 14(a) hereof.

                  1. Purposes.

                  The Company desires to attract and retain the best available employees, officers, directors and consultants and to encourage the highest level of performance by such individuals in order to serve the best interests of the Company and its shareholders. The Plan is expected to contribute to the attainment of these objectives by offering eligible individuals the opportunity to acquire stock ownership interests in the Company, and to thereby provide them with incentives to put forth maximum efforts for the success of the Company.

                  2. Form of Awards.

                  Stock options awarded under the Plan may be either incentive stock options meeting the requirements of Section 422 of the Code ("ISOs") or options that do not meet the requirements of Section 422 of the Code ("NSOs"). Unless otherwise indicated, references in the Plan to "Options" shall include both ISOs and NSOs. The Committee (as defined in Section 4(a)) may also award stock appreciation rights ("SARs") in tandem with any Option awarded hereunder. An Option (or a portion thereof) that is not designated as an ISO, or that does not satisfy all of the requirements of Section 422 of the Code, and any Option granted to an individual who is not an employee or officer of the Company, shall not constitute an ISO.

                  3.  Maximum Shares Available.

                  The maximum aggregate number of shares of the Company's common stock, $.001 par value per share ("Common Stock") for which Options may be awarded under the Plan is 3,183,000, subject to adjustment pursuant to Section
11. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Company. In the event that any Option under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised in whole or in part for any reason (other than cancellation as a result of the exercise of an SAR), then the shares of Common Stock covered by such Option may, at the discretion of the Committee, be made available for subsequent awards under the Plan, upon such terms as the Committee may determine.

                  4.  Administration.

                  (a) Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"); provided, however, that with respect to any Option grant to an Optionee (as defined in Section 5) who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), (i) each member of the Committee shall be a "Non-Employee Director" as defined in Rule 16b-3(b)(3) under the Act, or (ii) the full Board shall act in lieu of the Committee hereunder.

                  (b) Powers of Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the exercise price of each such Option, the term of each such Option, the number of shares of Common Stock to be covered by each such Option and any vesting standards applicable to each such Option; (ii) to designate Options as ISOs or NSOs; (iii) to award SARs in tandem with such Options and
(iv) to determine the employees, officers, directors and consultants to whom, and the time or times at which, Options and SARs shall be granted.

                  (c) Delegation. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

                  (d) Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all Optionees who have received awards under the Plan and all other interested persons.

                  (e) Liability; Indemnification. No member of the Committee, nor any individual to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and Bylaws, as amended from time to time.

                  5.  Eligibility.

                  Options and SARs may be granted to executive and key management employees, officers, directors and consultants of the Company; provided, however, that ISOs may not be granted to any individual who is not an employee of the Company. In determining the individuals to whom Options and SARs shall be granted and the number of shares to be covered by each Option and SAR, the Committee shall take into account the nature of the services rendered by such individuals, their present and potential contribution to the success of the Company and such other factors as the Committee in its sole discretion shall deem relevant. Any individual who is granted an Option under the Plan is referred to herein as an Optionee.

                  6.  Terms and Conditions of Option.

                  (a) Grant of Options. Options may be granted under this Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions as the Committee shall from time to time determine. Each award of Options shall be evidenced by a written agreement, executed by the Optionee and the Company, and containing such restrictions, terms and conditions, if any, as the Committee may require (the "Option Agreement"). In the event of any conflict between an Option Agreement and the Plan, the terms of the Plan shall govern. The date on which the Option is granted to an Optionee, as set forth in the Option Agreement, is referred to herein as the "Date of Grant."

                  (b) Option Price. The price at which a share of Common Stock may be purchased pursuant to the exercise of an Option shall be determined by the Committee at the Date of Grant; provided, however, that with respect to ISOs, the option price shall not be less than one hundred (100) percent of the Fair Market Value (as defined in Section 14(b)) of a share of Common Stock on the Date of Grant.

                  (d) Term of Options. The term of each Option granted under the Plan shall be established by the Committee. Except as otherwise provided in
Section 7(a) with respect to ten (10) percent stockholders of the Company, the term of each ISO shall not exceed ten (10) years from the Date of Grant.

                  (e) Vesting. No Option shall be exercisable until it has vested. Unless otherwise provided in an Option Agreement, each Option shall vest and become exercisable (i) to the extent of 25% of the shares originally covered thereby on the first anniversary of the date that the Optionee first began performing services for the Company as an employee, director or consultant (the "Anniversary Date") and (ii) to the extent of an additional .06845% percent of the number of shares originally covered thereby on each day following such Anniversary Date until fully vested. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time.

                  (f) Exercise of Options. Options may be exercised by an Optionee by giving written notice to the Committee stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the Common

Stock issuable upon exercise of the Option shall be made in full in cash or, if the Committee, in its sole discretion, permits, in shares of Common Stock (valued at Fair Market Value on the date of exercise). As soon as reasonably practicable following such exercise, a certificate representing the shares of Common Stock purchased, registered in the name of the Optionee, shall be delivered to the Optionee.

                  (g) Cancellation of SARs. Upon exercise of all or a portion of an Option, the related SARs if any, shall be canceled with respect to an equal number of shares of Common Stock.

                  7.  Special Rules Applicable to ISOs.

                  (a) Ten Percent Stockholders. Notwithstanding any other provisions of this Plan to the contrary, an individual may not receive an ISO under the Plan if such individual, on the Date of Grant, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company, unless (i) the option price for such ISO is at least one hundred and ten (110) percent of the Fair Market Value of the Common Stock subject to such ISO on the Date of Grant and (ii) such ISO is not exercisable after the date five (5) years from its Date of Grant.

                  (b) Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or any other plan of the Company) shall not exceed one hundred thousand dollars ($100,000). Any portion of an Option which exceeds this annual limit shall be a NSO.

                  (c) Limitations on Time of Grant. No grant of an ISO shall be made under this Plan more than ten (10) years after the earlier of the date of adoption of the Plan by the Board or the date the Plan is approved by the Company's stockholders.

                  8.  Stock Appreciation Rights.

                  (a) Grants of SARs. SARs may be awarded by the Committee in connection with an Option granted under the Plan, either on the Date of Grant of the Option or thereafter at any time prior to the exercise, termination or expiration of the Option. SARs shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Committee shall determine.

                  (b) Exercise of SARs. An SAR shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the related Option). Upon the exercise of all or a portion of an SAR, the related Option shall be canceled with respect to an equal number of shares of Common Stock. An SAR shall entitle the Optionee to surrender to the Company unexercised the related Option, or any portion thereof, and to receive from the Company in exchange therefor, that number of shares of Common Stock having an aggregate Fair Market Value equal to
(i) the excess of (A) the Fair Market Value of one (1) share of Common Stock as of the date the SAR is exercised over (B) the Option price per share specified in the Option Agreement, multiplied by (ii) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.

                  (c) Settlement of SARs. As soon as is reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Optionee, stock certificates representing the total number of full shares of Common Stock to which the Optionee is entitled pursuant to Section 8(b) hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional shares, or (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash pursuant to Section 8(d), deliver to the Optionee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

                  (d) Cash Settlement. The Committee, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of a SAR by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.

                  9.  Nontransferability of Options.

                  No Option or SAR may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will, the applicable laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code), and no Option or SAR shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein shall be null and void and without effect. An Option or SAR may be exercised only by the Optionee during his or her lifetime and, following the Optionee's death, may be exercised only as provided in Section 10(c).

                  10. Effect of Termination of Employment on Options.

                  (a) Termination of Employment. In the event that an Optionee's employment or service as a non-employee director or consultant with the Company shall be terminated (for reasons other than death or disability) or in the event such Optionee shall resign from employment or service as a non-employee director or consultant, vested Options and/or SARs held by such Optionee may be exercised at any time within thirty (30) days after such employment or services ended, unless, in the case of an NSO, the exercise period is extended by the Committee; provided, however, if the Company severs the employment relationship or the performance of services by Optionee for "Cause" (as defined in Section 10(e)), the Optionee's right to exercise vested options shall terminate simultaneously with such severance of employment or services. In no event, however, may an Option and/or SAR be exercised after the expiration date of the Option as designated by the Committee pursuant to Section 6(d).

                  (b) Disability. In the event that an Optionee's employment or service as a non-employee director or consultant with the Company shall be terminated as a result of the disability of the Optionee (within the meaning of Section 22(e)(3) of the Code), vested Options and/or SARs may be exercised at any time during the first twelve (12) months after such Optionee terminated employment or ceased serving as a non-employee director or consultant, unless, in the case of an NSO, the exercise period is extended by the Committee. In no event, however, may the Option and/or SAR be exercised after the expiration date of the Option as designated by the Committee pursuant to Section 6(d).

                  (c) Death. If an Optionee shall die while employed by or serving as a non-employee director or consultant of the Company or within thirty
(30) days after the termination of such employment or cessation of such director's term or service as a consultant, vested Options and SARs may be exercised by the Optionee's estate or by the person who acquires the right to exercise such Option and/or SAR on his or her death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Optionee's death, unless, in the case of an NSO, the exercise period is extended by the Committee. In no event, however, may the Option and/or SAR be exercised after the expiration date of the Option as designated by the Committee pursuant to Section 6(d).

                  (d) Nonvested Options. Unless accelerated in accordance with
Section 6(e), nonvested Options and SARs shall terminate immediately upon the Optionee's termination of employment or cessation of service as a non-employee director or consultant with the Company for any reason whatsoever, including death or disability.

                  (e) Cause. For purposes of the Plan, "Cause" shall mean (i) the conviction by the Optionee of a felony under state or federal law; (ii) the knowing and continued failure by the Optionee substantially to perform his or her duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of fifteen (15) days after the Company delivers to the Optionee a demand for substantial performance, which specifically identifies the failure; or (iii) the knowing, engagement by Optionee in misconduct which is materially injurious to the Company.

                  11. Adjustment upon Changes in Capitalization.

                  Notwithstanding any other provision of the Plan, the Committee may at any time make or provide for such adjustments to the Plan, to the number and class of shares available thereunder or to any outstanding Options and SARs as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of changes in the number of shares of outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.

                  12. Merger or Consolidation.

                  In the event of the merger or consolidation of the Company, the Committee may, in its discretion, revise, alter, amend or modify any Option Agreement and any then outstanding and unexercised Option and related SAR in any manner that it deems appropriate, including, but not limited to the following:

                  (a) The expiration date of each Option and related SAR may be accelerated to the effective date of such transaction. If this paragraph applies, the Committee shall give at least thirty (30) days prior written notice of such event to each Optionee holding an outstanding Option or SAR. During, such period, the Optionee shall have the right to exercise any then outstanding Option or SAR which has not previously expired in accordance with its terms, without regard to any provision of the Option Agreement or the Plan which would otherwise delay exercisability. Each such Option and SAR shall remain exercisable after receipt of such written notice until the earlier of (1) the day immediately preceding the effective date of the merger or consolidation or
(2) the Option or SAR otherwise expires in accordance with its terms; or

                  (b) The Option and related SAR may be deemed to apply to the securities outstanding after such merger or consolidation becomes effective to which a holder of the number of shares of Common Stock subject to the unexercised Option and SAR would have been entitled if he or she actually owned such shares immediately prior to the date such merger or consolidation became effective. All other terms, restrictions and provisions of the Option Agreement shall remain in force and effect, subject to such adjustment as the Committee deems appropriate to reflect such merger or consolidation.

                  13. Amendment and Termination of Plan.

                  Subject to any approval of the shareholders of the Company that may be required (or, in the opinion of the Committee, appropriate ) under law, the Committee may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall materially and adversely alter or impair any Option or SAR previously granted under the Plan without the consent of the holder thereof. No amendment requiring shareholder approval under Section 422 of the Code shall be valid unless such shareholder approval is secured as provided therein.

                  14. Miscellaneous.

                  (a) Shareholder Approval. The shareholders of the Company shall duly approve this Plan within twelve (12) months after its adoption by the Board. If such shareholder approval is not obtained, then any grants made hereunder shall be automatically rescinded.

                  (b) Fair Market Value. For purposes of the Plan, "Fair Market Value" as of any date shall mean (i) if the Common Stock is listed on an established stock exchange or exchanges (including for this purpose, the NASD National Market), the average of the highest and lowest sale prices of the stock quoted for such date as reported in the Transactions Index of each such exchange, as published in The Wall Street Journal and determined by the Committee, or, if no sale price was quoted in any such Index for such date, then as of the next preceding date on which such a sale price was quoted; (ii) if the Common Stock is not then listed on an exchange or the NASDAQ National Market, the average of the closing bid and asked prices per share for the stock in the over-the-counter market as quoted on The NASDAQ Small Cap or OTC Electronic Bulletin Board, as appropriate, on such date; or (iii) if the Common Stock is not then listed on an exchange or quoted in the over-the-counter market, an amount determined in good faith by the Committee; provided, however, that when appropriate, the Committee, in determining Fair Market Value of the Common Stock, may take into account such factors as it may deem appropriate under the circumstances. Notwithstanding the foregoing, the Fair Market Value of Common Stock for purposes of grants of ISOs shall be determined in compliance with applicable provisions of the Code.

                  (c) Tax Withholding. The Company shall have the right to require Optionees or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state and local withholding tax requirements, or to deduct from all payments under this Plan amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to an Optionee in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state and local withholding tax requirements. The Committee may, in its discretion, permit an Optionee to satisfy his or her tax withholding obligation either by (i) surrendering shares owned by the Optionee or (ii) having the Company withhold from shares otherwise deliverable to the Optionee. Shares surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes. In the case of an award of ISOs, the foregoing right shall be deemed to be provided to the Optionee at the time of such award.

                  (d) No Right to Employment. Nothing in the Plan or in any Option Agreement entered into pursuant to Section 6(a), nor the grant of any Option, shall confer upon any individual any right to continue in the employ of the Company or an affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or interfere with or limit the right of the Company or an affiliate to modify the terms of or terminate such individual's employment at any time.

                  (e) Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (a) to the Optionee at the Optionee's address as set forth in the books and records of the Company or (b) to the Company or the Committee at the principal office of the Company.

                  (f) Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                  (g) Governing Law. To the extent not preempted by Federal law, the Plan, and all a agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

                  (h) Term of Plan. Unless earlier terminated pursuant to
Section 13, the Plan shall terminate on the tenth (10th) anniversary of the date of its adoption by the Board.

Date Approved by Board: ____________________________________

Dated Approved by Shareholders: ____________________________